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Exhibit (d)(5)

November 23, 2004

Confidential:
Duchossois Industries, Inc.
845 Larch Avenue
Elmhurst, IL 60126
Attn: Robert Fealy

Ladies and Gentlemen:

        In connection with the evaluation by Duchossois Industries, Inc. ("you") of a possible transaction involving AMX Corporation (the "Company") and you (the "Proposed Transaction"), there may be made available to you and your directors, officers, employees or Representatives (as hereinafter defined) (you and your directors, officers, employees and Representatives are hereinafter sometimes referred to collectively as "Your Group") certain information relating to the Company and/or its subsidiaries that is either confidential or proprietary in nature. Such information, whether previously or hereafter furnished to members of Your Group by the Company or its affiliates (as hereinafter defined) or its or their respective directors, officers, employees or Representatives (the Company, its affiliates and its and their respective directors, officers, employees and Representatives are hereinafter sometimes referred to collectively as the "Company Group") or others, whether or not marked as "confidential", and whether made available in writing (including through electronic media), orally, or by visual inspection, together with such portions of analyses, compilations, summaries, forecasts, studies or other materials prepared by members of Your Group that contain, are based on or otherwise incorporate such information, is hereinafter referred to as "Business Information". In consideration for our making Business Information available, you hereby agree as follows:

        1.     Your Group shall keep the Business Information strictly confidential and shall not directly or indirectly disclose Business Information without the prior written consent of the Company, except that, subject to the following sentence, you may disclose Business Information to your directors, officers, employees and Representatives to the extent that they need to know such Business Information for purposes of your evaluation of the Proposed Transaction (the "Evaluation") and who shall be informed by you of the confidential nature of the Business Information and the terms of this agreement and who shall be directed by you to (a) not disclose the Business Information and (b) otherwise act in accordance with this agreement. It is understood and agreed that the Company may, in its discretion, from time to time determine that disclosure of certain of the Business Information to certain of your Representatives may be inappropriate, in which event at the Company's written request you shall refrain from disclosing such Business Information to such Representatives. Your Group shall use the Business Information solely for purposes of the Evaluation, and not for any other purpose. Without limiting any other provision of this agreement, you shall (i) use your reasonable best efforts to (x) cause your directors, officers, employees and Representatives to act in accordance with this agreement and (ii) be responsible and liable for any and all breaches of this agreement (and any prohibited or unauthorized use or disclosure of Business Information made) by any member of Your Group.

        2.     You shall keep a record of the location of all Business Information furnished to Your Group. In the event you decide not to pursue the Proposed Transaction, or at any other time upon the written request of the Company to you for any reason, Your Group shall, at its option, return to the Company (within ten business days of the Company's request to you therefor) or destroy all Business Information, together with all copies and other reproductions thereof wherever located, except for that portion of the Business Information which consists of analyses, compilations, forecasts or studies prepared by Your Group (collectively, "Your Analyses").That portion of the Business Information which consists of Your Analyses shall be destroyed, and any oral Business Information or Business

Information acquired by visual inspection (and any Business Information not otherwise returned to the Company or destroyed) shall continue to be subject to the terms of this agreement. Upon request by the Company, such return and destruction shall be promptly certified to the Company in writing by one of your authorized officers supervising such return and destruction. Notwithstanding the return or destruction of Business Information pursuant to this Section, Your Group shall continue to be subject to your covenants under this agreement.

        3.     If any member of Your Group becomes obligated under any applicable law, regulation or legal process (including any subpoena, discovery or information request or judicial or governmental order) to disclose any of the Business Information, you shall promptly provide the Company with written notice thereof (including the circumstances relating to such obligation and the information sought to be disclosed) so as to permit the Company to (at its sole discretion and expense) seek a protective order or other appropriate remedy and Your Group shall reasonably cooperate with the Company in the Company's efforts in connection therewith. If any member of Your Group becomes compelled by such applicable law, regulation or legal process to disclose any of the Business Information, such Person (as hereinafter defined) shall be permitted under this agreement to disclose only that portion of the Business Information that you are advised by your legal counsel that such Person is legally required to disclose, and you and such Person shall exercise reasonable best efforts (at the cost and expense of the Company) to obtain reliable assurances that the Business Information will be accorded confidential treatment.

        4.     The provisions of Sections 1, 2 and 3 of this agreement shall not apply to portions of the Business Information that (a) are or become generally known by the public, other than as a result of a disclosure by any member of Your Group, (b) was in your possession on a non-confidential basis prior to its disclosure by a member of the Company Group, as evidenced by written records maintained by you, and was obtained from sources that are not known by you to be in violation of any legal, contractual or fiduciary obligation to any member of the Company Group or any other Person with respect thereto or otherwise restricted by law, contract or fiduciary duty from disclosing such information (a "Permitted Source") or (c) become available to you on a nonconfidential basis from a source, other than a member of the Company Group, that is a Permitted Source.

        5.     The Business Information shall remain the property of the Company. No rights to use, license or otherwise exploit the Business Information are granted to any member of Your Group, by implication or otherwise. Your Group will not by virtue of our disclosure of the Business Information and/or your use of the Business Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company.

        6.     You and we agree that unless and until a definitive agreement between the Company and you with respect to the Proposed Transaction shall have been executed and delivered, neither the Company nor you will be under any legal obligation of any kind with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction, except, in the case of this agreement, for the matters specifically agreed to herein. You further understand and agree that (a) the Company (i) may terminate Your Group's access to the Business Information at any time, (ii) shall be free to conduct the process for a transaction involving the Company as it in its sole discretion shall determine (including changing or terminating such process; providing any information to any other Person, other than any confidential information concerning Your Group provided to us during the course of our discussions; negotiating with any other Person or entering into a definitive agreement with any other Person with respect to any transaction, in each case, at any time and without notice to you or any other Person) and (iii) shall be free at its sole discretion to at any time accept or reject any proposal relating to the Company for any reason without notice to you or any other Person, and (b) Your Group shall have no claim against any member of the Company Group in connection with any of the foregoing.

        7.     Subject to paragraph 3 hereof, without the Company's prior written consent, the members of Your Group shall not (a) disclose to any Person the fact that the Company has made the Business Information available to Your Group, that you are considering a Proposed Transaction or that discussions or negotiations are taking place or have taken place concerning a Proposed Transaction, or any of the terms, conditions or other facts with respect to any such transaction, including the status and/or timing thereof or the Company's role therein, or (b) make any contact of any nature regarding the Proposed Transaction (including inquiries or requests concerning Business Information) with any employee (other than Scott Norder—Vice President, Business Development), supplier, customer, labor union, landlord, lessor, bank or other lender of or to the Company or any of its affiliates. You confirm that you are not acting as a broker for or representative of any Person and are considering the Proposed Transaction only for your own account.

        8.     You acknowledge and agree that (a) this agreement does not create any obligation on the Company to provide any Business Information, but rather defines the duties and obligations of Your Group (and the rights of the Company Group) with respect to Business Information to the extent it may be disclosed or made available, (b) the Company Group does not make any express or implied representation or warranty as to the accuracy or the completeness of any information disclosed, (c) no member of the Company Group shall have any liability to any member of Your Group or any of their respective affiliates, partners, members, stockholders, lenders, directors, officers, employees or Representatives resulting from the use or evaluation of the information disclosed or materials made available or resulting from any errors in such information or materials or omissions therefrom and (d) Your Group is not entitled to rely on the accuracy and completeness of such information and materials and you shall be entitled to rely solely on the representations and warranties of the Company, if any, made in a definitive agreement regarding the Proposed Transaction to which you and the Company may become a party, if any, to such extent, and subject to such limitations, as may be set forth therein.

        9.     You agree that neither you nor any of affiliates controlled by you shall, unless specifically invited in writing by the Company, directly or indirectly, in any manner:

          (a)   acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities of the Company or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company;

          (b)   make, or in any way participate in, directly or indirectly, alone or in concert with others, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of the Company;

          (c)   form, join or any way participate in a "group" (other than such "group" formed by you and affiliates controlled by you) within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;

          (d)   acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible or intangible, of the Company or any of its affiliates or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its affiliates, except for such assets as are then being offered for sale by the Company or any of its affiliates;

          (e)   arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities of the Company or any securities convertible into or exchangeable or exercisable for any voting securities or assets of the Company, except for such assets as are then being offered for sale by the Company or any of its affiliates;

          (f)    otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or other transaction to or with the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Company;

          (g)   make any request or proposal to amend, waive or terminate any provision of this Section 9; or

          (h)   take any action that would result in the Company having to make a public announcement regarding any of the matters referred to in clauses (a) through (g) of this Section 9, or announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited under such clauses (a) through (g) of this Section 9.

        10.   You acknowledge that the value of the Business Information to the Company Group is unique and substantial, but may be impractical or difficult to assess in monetary terms. In the event of an actual or threatened violation of this agreement, you expressly consent to the enforcement of this agreement by injunctive relief or specific performance, without proof of actual damages or any requirement to post a bond, in addition to any and all other remedies available to the Company Group. You shall indemnify each member of the Company Group from, and hold them harmless in respect of, any losses, liabilities, damages, costs and expenses (including reasonable attorneys' and other professionals' fees and expenses) arising out of or incurred in connection with any breach by any member of Your Group of any provision of this agreement.

        11.   You agree that you shall not, and you shall cause affiliates controlled by you not to, without the Company's prior written consent, directly solicit for employment any person who is currently employed by the Company or any of its subsidiaries; provided; however, that the foregoing shall not prohibit any general solicitation of employees that is not targeted at such persons.

        12.   You acknowledge that you are aware, and will advise each member of Your Group who is informed as to the matters that are the subject of this agreement, that the United States securities laws prohibit any Person who or that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

        13.   No failure or delay by the Company in exercising any right, power or privilege under this agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The Company reserves the right to assign its rights, powers, and privileges under this agreement to any Person. You may not assign this agreement or any part thereof (by operation of law or otherwise) without the prior written consent of the Company, and any purported assignment without such consent shall be null and void. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This agreement sets forth the entire agreement between the parties with respect to the subject matter hereof. This agreement may not be amended or modified in any respect except by a written instrument signed by all of the parties hereto. This agreement may be executed in counterparts and by facsimile signatures. Except as expressly provided in Section 10 hereof, all expenses incurred by a party shall be borne by such party.

        14.   This agreement shall be governed by and interpreted under the laws of the State of Texas (without regard to its principles of conflicts of laws).

        15.   You hereby represent and warrant that you are not bound by the terms of, and you agree not to enter into, any other agreement that would conflict with any of your obligations under this agreement.

        16.   Your agreements, covenants and obligations, and the rights of the Company Group, under this agreement shall survive indefinitely, except that your confidentiality and nondisclosure obligations under Sections 1, 2, 3, 4 and 9 hereof shall terminate on the date that is the second anniversary of the date of this; provided that no such termination shall relieve you or any other Person from any liability relating to any breach of this agreement prior to the date of termination..

        17.   In the event that any term or provision of this agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining terms and provisions of this agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law, and such invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the Company's intention with respect to such invalid or unenforceable term or provision.

        18.   For purposes of this agreement: (a) "affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person (for this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise); (b) "including" shall mean "including, without limitation,"; (c) "Person" shall be broadly interpreted to include any individual, corporation, partnership, limited liability company, trust or other entity (including any court or government (including any agency, commission, board or authority thereof), federal, state or local, domestic, foreign or multinational); and (d) "Representatives" of a Person shall mean such Person's attorneys, accountants, financial advisors, consultants, engineers, appraisers, commercial bank lenders, agents and other outside representatives.

[signature page follows]

        If the foregoing is acceptable to you, please execute and return one copy of this letter, whereupon this letter shall constitute our binding agreement with respect to the subject matter hereof.

Very truly yours,
AMX CORPORATION
			By:	/s/ SCOTT NORDER
				Name:	Scott Norder
				Title:	Vice President—Business Development
Accepted and agreed as of the date first set forth above:
DUCHOSSOIS INDUSTRIES, INC.
By:	/s/ ROBERT L. FEALY
	Name:	Robert L. Fealy
	Title:	CFO

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  Exhibit (d)(5)